AGREEMENT AND PLAN OF MERGER

Agreement entered into as of October 31, 2003 by and between Senticore, Inc., a Delaware corporation ("Senticore"), formerly known as Hojo Holdings, Inc., Smith Forestal, a corporation organized and existing under the laws of Costa Rica ("Forestal"), and the persons whose names are set forth on the signature page hereof, who are the owners of record of all of the issued and outstanding stock of Forestal (the "Forestal Stockholders"). Senticore, Forestal and the Forestal Stockholders are referred to collectively herein as the "Parties".

This Agreement contemplates a tax-free merger of Forestal with and into Senticore in a reorganization pursuant to Code 368(a)(1)(A). However, none of the Parties is seeking tax counsel or legal or accounting opinions on whether the merger qualifies for tax free treatment and tax free treatment of the merger is not a condition precedent to the obligations of the Parties to this Agreement. Forestal Stockholders will receive capital stock in Senticore in exchange for their capital stock in Forestal.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

                                    ARTICLE I
                             THE MERGER TRANSACTION

1.01     The Merger.
On and subject to the terms and conditions of this Agreement, Forestal will merge with and into Senticore (the "Merger") at the Closing as defined in
Section 1.02 herein. Senticore shall be the corporation surviving the Merger (the "Surviving Corporation") and Forestal will cease to exist.

1.02     The Closing.
The Closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Senticore in Hollywood, FL, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the "Closing Date").

1.03     Actions by Senticore Prior to Closing:
Prior to closing, Senticore will timely file the following documents with the Securities and Exchange Commission ("the Commission"):
(i)  Form 8K;
(ii) Schedule 14C, disclosing the merger and amendment of Articles of Incorporation; and
(iii)All other filings and periodic filing Senticore is required to file, including but not limited to its Form 10-QSB for the third quarter of 2003, if such report is required to be filed prior to the Closing Date.

1.04     Actions at the Closing.
At the Closing, (i) Forestal will deliver to Senticore the various certificates, instruments, and documents referred to herein, (ii) Senticore will deliver to Forestal the various certificates, instruments, and documents referred to herein, and (iii) Senticore and Forestal will file with the Secretary of State of the State of Delaware a Certificate of Merger.

1.05     Effect of the Merger.
(i)  General. The Merger shall become effective at the time (the "Effective
     --------
     Time") that Senticore and Forestal file the Certificate of Merger with the Secretary of State of the State of Delaware. The Merger shall have the effect set forth in the Delaware General Corporation Law. Senticore may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either Senticore or Forestal in order to carry out and effectuate the transactions contemplated by this Agreement.

(ii) Certificate of Incorporation. The Certificate of Incorporation of
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     Senticore in effect at and as of the Effective Time will remain the
     Certificate of Incorporation of the Surviving Corporation without any modification or amendment resulting solely as a result of the Merger.

(iii)Bylaws. The Bylaws of Senticore in effect at and as of the Effective
     -------
     Time will remain the Bylaws of the Surviving Corporation without any modification or amendment solely as a result of the Merger.

(iv) Conversion of Forestal Shares. At and as of the Effective Time, each
     ------------------------------
     share of Forestal common stock (other than any Dissenting Share) shall be converted into 31,541 shares of common stock of Senticore and 37.5 shares of Class A Voting Convertible Preferred Stock ("Class A Convertible Preferred") of Senticore (the ratios of 31,541 common shares and 37.5 Class A Convertible Preferred of Senticore to one Forestal common share are referred to herein as the "Conversion Ratios"). The Conversion Ratios shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split, or other change in the number of Forestal common shares outstanding. No Forestal common share shall be deemed to be outstanding or to have any rights other than those set forth above after the Effective Time.

(v)  Issuance of Senticore Common and Preferred. In the aggregate, 6,308,287
     -------------------------------------------
     shares of Senticore common stock which shall represent a minimum of 51% of the outstanding shares of common stock of Senticore and 7,500 shares of Senticore Class A Convertible Preferred will be issued to the Forestal Stockholders at and as of the Effective Time. The relative rights, preferences and terms and conditions of the shares of the Senticore preferred voting stock are set forth in Exhibit A hereto.

1.06     Closing Procedure.
(i) At closing, Senticore will deliver to the Forestal Stockholders stock certificates representing the number of shares of Senticore common stock and Class A Convertible Preferred to which each of them is entitled issued in each Forestal Shareholders respective name. Each Forestal Shareholder shall deliver certificates endorsed in blank or accompanied by stock powers executed in blank, representing the Forestal shares of common stock to be surrendered, with all signatures medallion guaranteed and with all necessary transfer taxes and other revenue stamps affixed and acquired at the Forestal Stockholders' expense.

(ii) At the Closing and from time to time thereafter, the Parties hereto shall execute such additional instruments and take such other action as the other party may reasonably request in order to facilitate the transactions contemplated herein.

                                   ARTICLE II
             REPRESENTATIONS, COVENANTS AND WARRANTIES OF SENTICORE

As an inducement to, and to obtain the reliance of Forestal, Senticore represents, promises and warrants as follows:

2.01     Organization.
Senticore is, and will be at Closing, a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has the corporate power and is and will be duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, and there are no other jurisdictions in which it is not so qualified in which the character and location of the assets owned by it or the nature of the material business transacted by it requires qualification, except where failure to do so would not have a material adverse effect on its business, operations, properties, assets or condition. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of Senticore's Articles of Incorporation or Bylaws, or other agreement to which it is a party or by which it is bound.

2.02     Approval of Agreement.
Senticore has full power, authority, and legal right and has taken, or will take, all action required by law, its Articles of Incorporation, Bylaws, and otherwise to execute and deliver this Agreement and to consummate the transactions herein contemplated. The board of directors of Senticore has authorized and approved the execution, delivery, and performance of this Agreement and the transactions contemplated hereby are subject to the approval of the Senticore shareholders and compliance with state and federal law. Senticore shareholders will not have dissenters rights with respect to any of the transactions contemplated herein.

2.03     Capitalization.
The authorized capitalization of Senticore consists of 20,000,000 shares of common stock, $0.001 par value, of which 4,500,000 shares are issued and outstanding prior to issuance of shares as set forth in Article I of this Agreement. There are no authorized shares of preferred stock, and no shares of preferred stock are issued and outstanding prior to the issuance of shares as set forth in Article I of this Agreement. There are, and at the Closing, there will be no outstanding subscriptions, options, warrants, convertible securities, calls, rights, commitments or agreements calling for or requiring issuance or transfer, sale or other disposition of any shares of capital stock of the Company or calling for or requiring the issuance of any securities or rights convertible into or exchangeable (including on a contingent basis) for shares of capital stock. All of the outstanding shares of Senticore are duly authorized, validly issued, fully paid and non-assessable and not issued in violation of the preemptive or other right of any person. There are no dividends due, to be paid or in arrears with respect to any of the capital stock of Company.

2.04     Financial Statements.
(i) Included in Schedule 2.04 are the audited balance sheet of Senticore as of December 31, 2002, and the related statements of operations, stockholders' equity (deficit), and cash flows for the fiscal year ended December 31, 2002, including the notes thereto, and related statements of operations for the quarters then ended (collectively the "Financial Statements") and the accompanying auditor's report and representations by the Chief Financial Officer of Senticore to the effect that such financial statements contain all adjustments (all of which are normal recurring adjustments) necessary to present fairly the results of operations and financial position for the periods and as of the dates indicated.

(ii) The financial statements of Senticore delivered pursuant to Section 2.04(a) have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved as explained in the notes to such financial statements. The Senticore financial statements present fairly, in all material respects, as of the closing date, the financial position of Senticore. Senticore will not have, as of the Closing Date, any liabilities, obligations or claims against it (absolute or contingent) in excess of $5,000, and all assets reflected therein present fairly the assets of Senticore in accordance with generally accepted accounting principles.

(iii)Senticore has filed or will file as the Closing Date its tax returns required to be filed for its two most recent fiscal years and will pay all taxes due thereon. All such returns and reports are accurate and correct in all material respects. Senticore has no liabilities with respect to the payment of any federal, state, county, local, or other taxes (including any deficiencies, interest, or penalties) accrued for or applicable to the period ended on the closing date and all such dates and years and periods prior thereto and for which Senticore may at said date have been liable in its own right or as transferee of the assets of, or as successor to, any other corporation or entity, except for taxes accrued but not yet due and payable, and to the best knowledge of Senticore, no deficiency assessment or proposed adjustment of any such tax return is pending, proposed or contemplated. None of such income tax returns has been examined or is currently being examined by the Internal Revenue Service and no deficiency assessment or proposed adjustment of any such return is pending, proposed or contemplated. Senticore has not made any election pursuant to the provisions of any applicable tax laws (other than elections that relate solely to methods of accounting, depreciation, or amortization) that would have a material adverse affect on Senticore, its financial condition, its business as presently conducted or proposed to be conducted, or any of its respective properties or material assets. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of Senticore.

2.05     Information.
The information concerning Senticore set forth in this Agreement is complete and accurate in all respects and does not contain any untrue statement of a fact or omit to state a fact required to make the statements made, in light of the circumstances under which they were made, not misleading. Senticore shall cause the schedules delivered by it pursuant hereto and the instruments delivered to Forestal hereunder to be updated after the date hereof up to and including the Closing Date.

2.06     Absence of Certain Changes or Events.
Except as set forth in this Agreement or the schedules hereto, since the date of the most recent Senticore balance sheet described in Section 2.04 and included in the information referred to in Section 2.06:
(a) There has not been: (i) any adverse change in the business, operations, properties, level of inventory, assets, or condition of Senticore; or (ii) any damage, destruction, or loss to Senticore (whether or not covered by insurance) adversely affecting the business, operations, properties, assets, or conditions of Senticore;

(b)  Senticore has not: (i) amended its Articles of Incorporation or Bylaws;
     (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are extraordinary or material considering the business of Senticore; (iv) made any material change in its method of management, operation, or accounting; (v) entered into any other material transactions;
     (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its employees whose monthly compensation exceeds $1,000; or (viii) made any increase in any profit-sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees;

(c) Senticore has not: (i) granted or agreed to grant any options, warrants, or other rights for its stocks, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) paid any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent Senticore balance sheet and current liabilities incurred since that date in the ordinary course of business; (iv) sold or transferred, or agreed to sell or transfer, any of its material assets, properties, or rights (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than $5,000 or canceled, or agreed to cancel, any debts or claims (except debts and claims which in the aggregate are of a value of less than $5,000); (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of Senticore ; or (vi) issued, delivered, or agreed to issue or deliver any stock, bonds, or other corporate securities including debentures (whether authorized and unissued or held as treasury stock); and

(d) Senticore has not become subject to any law, order, investigation, inquiry, grievance or regulation which materially and adversely affects, or in the future would be reasonably expected to adversely affect, the business, operations, properties, assets, or condition of Senticore.

2.07     Litigation and Proceedings.
There are no material actions, suits, claims, or administrative or other proceedings pending, asserted or unasserted, threatened by or against Senticore or adversely affecting Senticore or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. Senticore is not in default of any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality.

2.08     Compliance With Laws.
Senticore and its officers and directors have complied with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business, including federal and state securities laws. Senticore and its officers, directors and beneficial owners are not under investigation by any federal, state, county or local authorities, including the Commission. Senticore and its officers, directors and beneficial owners have not received notification from any federal, state, county, or local authorities, including the Commission, that it or any of its officers or directors will be the subject of a legal action or that the Commission's Division of Enforcement will be recommending to the Commission that a Federal District Court or Commission administrative action or any other action be filed or taken against Senticore and its officers, directors and beneficial owners.

2.09     Securities and Exchange Commission Compliance of Senticore.
Senticore has a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended ("Exchange Act") and has complied in all respects with Rule 14(a) and 14(c) of the Exchange Act, and with Sections 13 and 15(d) of the Exchange Act, and Senticore, its management and beneficial owners have complied in all respects with Sections 13(d) and 16(a) of the Exchange Act.

2.10     Material Contract Defaults.
Senticore is not in default under the terms of any outstanding contract, agreement, lease, or other commitment, and there is no event of default or other event which, with notice or lapse of time or both, would constitute a default in any respect under any such contract, agreement, lease, or other commitment.

2.11     No Conflict With Other Instruments.
The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which Senticore is a party or to which any of its properties or operations are subject.

2.12     Subsidiary.
Senticore does not and has never owned, beneficially or of record, any equity securities in any other entity. Senticore does not have a predecessor as that term is defined under generally accepted accounting principles or Regulation S-X promulgated by the Securities and Exchange Commission.

2.13     Senticore Schedules and Documents.
Senticore will deliver to Forestal the following schedules and documents within ten days prior to the date of closing, which are collectively referred to as the "Senticore Schedules" and which consist of the following separate schedules dated as of the date of execution of this Agreement, all certified by a duly authorized officer of Senticore as complete, true, and accurate:

(a) A schedule including copies of the Articles of Incorporation and Bylaws of Senticore in effect as of the date of this Agreement;

(b) A schedule containing copies of resolutions adopted by the board of directors of Senticore approving this Agreement and the transactions herein contemplated;

(c) A schedule setting forth a description of any material adverse change in the business, operations, property, inventory, assets, or condition of Senticore since the most recent Senticore balance sheet, required to be provided pursuant to Section 2.04 hereof;

(d)  A schedule setting forth the financial statements required pursuant to
     Section 2.04(a) hereof;

(e) A schedule setting forth any other information, together with any required copies of documents, required to be disclosed in the Senticore Schedules by Sections 2.01 through 2.12; and

(f) Legal opinions in a form acceptable to Forestal that Senticore has complied with applicable securities laws pertaining to this Agreement.

Senticore shall cause the Senticore Schedules and the instruments delivered to Forestal hereunder to be updated after the date hereof up to and including a specified date not more than three business days prior to the Closing Date. Such updated Senticore Schedules, certified in the same manner as the original Senticore Schedules, shall be delivered prior to and as a condition precedent to the obligation of Forestal to close.

2.14     Quotation on the OTC BulletinBoard.  Senticore's Common Stock is quoted
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on the OTC Bulletin Board under the symbol "SNTR" and Senticore will retain such quotation on the OTC Bulletin Board until the Closing of the transactions contemplated herein.

2.15 Upon execution of this agreement, Senticore shall deliver a certified shareholder list from its transfer agent setting forth the name of each Senticore shareholder, the number of shares held by each, dated as of a date within five days of closing and whether such shares held are restricted securities. In connection therewith, Senticore represents that none of its shareholders are nominees for any other person.

                                  ARTICLE III
            REPRESENTATIONS, COVENANTS, WARRANTIES OF FORESTAL, ETC.

As an inducement to, and to obtain the reliance of Senticore, Forestal and the Forestal Stockholders, jointly and severally, represent and warrant as follows:

3.01     Organization.
Forestal is, and will be on the Closing Date, a corporation duly organized, validly existing, and in good standing under the laws of Costa Rica and has the corporate power and is and will be duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, and there are no other jurisdictions in which it is not so qualified in which the character and location of the assets owned by it or the nature of the material business transacted by it requires qualification, except where failure to do so would not have a material adverse effect on its business, operations, properties, assets or condition of Forestal. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of Forestal's Articles of Incorporation or Bylaws, or other material agreement to which it is a party or by which it is bound.

3.02     Approval of Agreement.
Forestal has full power, authority, and legal right and has taken, or will take, all action required by law, its Articles of Incorporation, Bylaws, or otherwise to execute and deliver this Agreement and to consummate the transactions herein contemplated. The board of directors of Forestal has authorized and approved the execution, delivery, and performance of this Agreement and the transactions contemplated hereby, subject to the approval of the Forestal Stockholders and compliance with state and federal corporate and securities laws.

3.03     Capitalization.
The authorized capitalization of Forestal consists of 200 shares, consisting of common stock, of which as of the date hereof, 200 shares are issued and outstanding to the two Forestal Shareholders set forth on the signature page hereof. All issued and outstanding shares of Forestal are validly issued, fully paid, and nonassessable and not issued in violation of the preemptive or other right of any person. There are no dividends or other amounts due or payable with respect to any of the shares of capital stock of Forestal.

3.04     Financial Statements.
(a) Included in Schedule 3.04 are the unaudited balance sheets of Forestal as of December 31, 2002 and the related statements of operations, cash flows, and stockholders' equity for the period from inception to December 31, 2002 including the notes thereto and representations by the Chief Operating Officer of Forestal to the effect that such financial statements contain all adjustments (all of which are normal recurring adjustments) necessary to present fairly the results of operations and financial position for the periods and as of the dates indicated.

(b) The unaudited financial statements delivered pursuant to Section 3.04(a) have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. The financial statements of Forestal present fairly, as of their respective dates, the financial position of Forestal. Forestal did not have, as of the date of any such balance sheets, except as and to the extent reflected or reserved against therein, any liabilities or obligations (absolute or contingent) which should be reflected in any financial statements or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein present fairly the assets of Forestal, in accordance with generally accepted accounting principles. The statements of revenue and expenses and cash flows present fairly the financial position and result of operations of Forestal as of their respective dates and for the respective periods covered thereby.

3.05     Outstanding Warrants and Options.
Forestal has no issued warrants or options, calls, or commitments of any nature relating to the authorized and unissued Forestal common stock.

3.06     Information.
The information concerning Forestal set forth in this Agreement and in the schedules delivered by Forestal pursuant hereto is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading. Forestal shall cause the schedules delivered by Forestal pursuant to this Agreement to Senticore to be updated after the date hereof up to and including the Closing Date.

3.07     Absence of Certain Changes or Events.
Except as set forth in this Agreement, since the date of the most recent Forestal balance sheet described in Section 3.04 and included in the information referred to in Section 3.06:

(a) There has not been: (i) any material adverse change in the business, operations, properties, level of inventory, assets, or condition of Forestal; or (ii) any damage, destruction, or loss to Forestal materially and adversely affecting the business, operations, properties, assets, or conditions of Forestal;

(b) Forestal has not: (i) amended its Articles of Incorporation or Bylaws; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are extraordinary and material considering the business of Forestal; (iv) made any material change in its method of accounting; (v) entered into any other material transactions other than those contemplated by this Agreement; (vi) made any material accrual or material arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; or (vii) made any material increase in any profit-sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with their officers, directors, or employees;

(c) Forestal has not (i) granted or agreed to grant any options, warrants, or other rights for its stocks, bonds, or other corporate securities calling for the issuance thereof, (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) paid any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent Forestal balance sheet and current liabilities incurred since that date in the ordinary course of business; (iv) sold or transferred, or agreed to sell or transfer, any of its material assets, properties, or rights, or agreed to cancel any material debts or claims; (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of Forestal; or (vi) issued, delivered, or agreed to issue or deliver any stock, bonds, or other corporate securities including debentures (whether authorized and unissued or held as treasury stock); and

(d) To the best knowledge of Forestal, it has not become subject to any law or regulation which materially and adversely affects, or in the future would be reasonably expected to adversely affect, the business, operations, properties, assets, or condition of Forestal.

3.08     Title and Related Matters.
Except as provided herein or disclosed in the most recent Forestal balance sheet and the notes thereto, Forestal has good and marketable title to all of its properties, inventory, interests in properties, technology, whether patented or unpatented, including, but not limited to, direct ownership of 45.2% of a Costa Rican company that owns good and marketable title to 60,000 acres of a hardwood lumber plantation located in Costa Rica, and assets, all of which are described in Schedule 3.08 and are reflected in the most recent Forestal balance sheet or acquired after that date (except properties, interests in properties, and assets sold or otherwise disposed of since such date in the ordinary course of business), free and clear of all mortgages, liens, pledges, charges, or encumbrances, except (i) statutory liens, mortgages, loans or claims not yet delinquent; and (ii) such imperfections of title and easements as do not, and will not, materially detract from, or interfere with, the present or proposed use of the properties subject thereto or affected thereby or otherwise materially impair present business operations on such properties. To the best knowledge of Forestal, its technology does not infringe on the copyright, patent, trade secret, know-how, or other proprietary right of any other person or entity and comprises all such rights necessary to permit the operation of the business of Forestal as now being conducted or as contemplated.

3.09     Litigation and Proceedings.
There are no material actions, suits, or proceedings pending or, to the knowledge of Forestal, threatened by or against Forestal or adversely affecting Forestal, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. Forestal does not have any knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality.

3.10     Material Contract Defaults.
Forestal is not in default in any material respect under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets, or condition of Forestal, and there is no event of default or other event which, with notice or lapse of time or both, would constitute a default in any material respect under any such contract, agreement, lease, or other commitment in respect of which Forestal has not taken adequate steps to prevent such a default from occurring.

3.11     No Conflict With Other Instruments.
The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust or other material contract, agreement, or instrument to which Forestal is a party or to which any of its properties or operations are subject.

3.12     Governmental Authorizations.
Forestal has all licenses, franchises, permits, and other governmental authorizations that are legally required to enable it to conduct its business in all material respects as conducted on the date of this Agreement. Except for compliance with federal and state law, as hereinafter provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by Forestal of this Agreement and the consummation by Forestal of the transactions contemplated hereby.

3.13     Compliance With Laws and Regulations.
Forestal has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof having jurisdiction over Forestal, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of Forestal or except to the extent that noncompliance would not result in the occurrence of any material liability for Forestal. To the best knowledge of Forestal, the consummation of this transaction will comply with all applicable statutes and regulations, subject to the preparation and filing of any forms required by state and federal security laws.

3.14     Subsidiaries.
Forestal owns beneficially and of record equity securities in Ston Forestal, representing 45.2% percent of such company's issued and outstanding equity securities. It also has legally enforceable contractual rights to purchase an additional 11.6% of the issued and outstanding equity securities of Ston Forestal. Ston Forestal has good and marketable title to 60,000 acres of a hardwood lumber plantation located in the country of Costa Rica, among other assets.

3.15     Forestal Schedules.
Forestal has delivered to Senticore the following schedules, which are collectively referred to as the "Forestal Schedules" and which consist of the following separate schedules dated as of the date of execution of this Agreement, all certified by the Chief Executive Officer of Forestal as complete, true, and accurate:

(a) A schedule including copies of the Articles of Incorporation and Bylaws of Forestal and all amendments thereto in effect as of the date of this Agreement;

(b) A schedule containing copies of resolutions adopted by the board of directors of Forestal approving this Agreement and the transactions herein contemplated as referred to in Section 3.02;

(c) A schedule setting forth a description of any material adverse change in the business, operations, property, inventory, assets, or condition of Forestal since the most recent Forestal balance sheet, required to be provided pursuant to Section 3.04 hereof;

(d)  A schedule setting forth the financial statements required pursuant to
     Section 3.04 (a) hereof; and

(e) A schedule setting forth any other information, together with any required copies of documents, required to be disclosed in the Forestal Schedules by Sections 3.01 through 3.14.


                                   ARTICLE IV
                CONDITIONS PRECEDENT TO OBLIGATIONS OF FORESTAL

The obligations of Forestal under this Agreement are subject to the satisfaction of Forestal, at or before the Closing Date, of the following conditions:

4.01     Shareholder Approval.
Senticore shall obtain the written consent of a majority of its shareholders, to approve the transactions contemplated by this Agreement including the merger with Forestal and the issuance of Senticore common stock and Class A Convertible Preferred in exchange for all of the issued and outstanding Forestal common shares.

4.02     Accuracy of Representations.
The representations and warranties made by Senticore in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and Senticore shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by Senticore prior to or at the Closing. Forestal shall be furnished with certificates, signed by duly authorized officers of Senticore and dated the Closing Date, to the foregoing effect.

4.03     Officer's Certificates.
Forestal shall have been furnished with certificates dated the Closing Date and signed by the duly authorized Chief Executive Officer of Senticore to the effect that to such officer's best knowledge no litigation, proceeding, investigation, or inquiry is pending or, to the best knowledge of Senticore threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement. Furthermore, based on certificates of good standing, representations of government agencies, and Senticore's own documents and information, the certificate shall represent, to the best knowledge of the officer, that:

(a) This Agreement has been duly approved by Senticore's board of directors and has been duly executed and delivered in the name and on behalf of Senticore by its duly authorized officers pursuant to, and in compliance with, authority granted by the board of directors of Senticore pursuant to a majority consent;

(b) There have been no adverse changes in Senticore up to and including the date of the certificate;

(c) All conditions required by this Agreement have been met, satisfied, or performed by Senticore;

(d) All authorizations, consents, approvals, registrations, reports, schedules and/or filings with any governmental body including the Securities and Exchange Commission, agency, or court have been obtained or will be obtained by Senticore and all of the documents obtained by Senticore are in full force and effect or, if not required to have been obtained, will be in full force and effect by such time as may be required; and

(e) There is no claim action, suit, proceeding, inquiry, or investigation at law or in equity by any public board or body pending or threatened against Senticore, wherein an unfavorable decision, ruling, or finding could have an adverse effect on the financial condition of Senticore, the operation of Senticore, or the merger contemplated herein, or any agreement or instrument by which Senticore is bound or in any way contests the existence of Senticore.

4.04     No Material Adverse Change.
Prior to the Closing Date, there shall not have occurred any adverse change in the financial condition, business, or operations of Senticore, nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any adverse change in the financial condition, business, or operations of Senticore.

4.05     Cancellation of Senticore Forward Stock Split.
Senticore shall cancel its previously announced forward stock split and issue a press release with respect thereto and make applicable filings with the Securities and Exchange Commission prior to the closing date which set forth the cancellation of the previously announced forward stock split.

4.06     Good Standing.
Forestal shall have received a certificate of good standing from the appropriate authority, dated as of the date within five days prior to the Closing Date, certifying that Senticore is in good standing as a corporation in the State of Delaware.

4.07     Other Items.
Forestal shall have received from Senticore such other documents, legal opinions, certificates, or instruments relating to the transactions contemplated hereby as Forestal may request.

4.08     Completion of Due Diligence Investigation.
Forestal shall have completed its due diligence investigation of Senticore and its subsidiaries, and such investigation shall be satisfactory to Forestal in all respects.

                                    ARTICLE V
                CONDITIONS PRECEDENT TO OBLIGATIONS OF SENTICORE

The obligations of Senticore under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

5.01     Shareholder Approval.
Senticore shall obtain, through a majority written consent of its shareholders, action whereby the shareholders of Senticore authorize and approve this Agreement and the transactions contemplated hereby. If Senticore is unable to obtain shareholder approval, Senticore is under no further obligation to proceed with the transactions contemplated under this Agreement.

5.02     Forestal Stockholders.
The Forestal Stockholders shall approve this Agreement and the merger with Senticore contemplated by this Agreement.

5.03     Accuracy of Representations.
The representations and warranties made by Forestal and the Forestal Stockholders in this Agreement were true when made and shall be true at the Closing Date with the same force and affect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement), and Forestal shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by Forestal prior to or at the Closing. Senticore shall be furnished with a certificate, signed by a duly authorized officer of Forestal and dated the Closing Date, to the foregoing effect.

5.04     Officer's Certificates.
Senticore shall have been furnished with certificates dated the Closing Date and signed by the duly authorized Chief Operating Officer of Forestal to the effect that no litigation, proceeding, investigation, or inquiry is pending or, to the best knowledge of Forestal, threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement. Furthermore, based on certificates of good standing, representations of government agencies and Forestal's own documents, the certificate shall represent, to the best knowledge of the officer, that:

(a) This agreement has been duly approved by Forestal's board of directors and stockholders and has been duly executed and delivered in the name and on behalf of Forestal by its duly authorized officers pursuant to, and in compliance with, authority granted by the board of directors of Forestal pursuant to a unanimous consent of its board of directors and a majority vote of its stockholders;

(b) Except as provided or permitted herein, there have been no material adverse changes in Forestal up to and including the date of the certificate;

(c) All material conditions required by this Agreement have been met, satisfied, or performed by Forestal;

(d) All authorizations, consents, approvals, registrations, and/or filings with any governmental body, agency, or court required in connection with the execution and delivery of the documents by Forestal have been obtained and are in full force and effect or, if not required to have been obtained will be in full force and effect by such time as may be required; and

(e) There is no material action, suit, proceeding, inquiry, or investigation at law or in equity by any public board or body pending or threatened against Forestal, wherein an unfavorable decision, ruling, or finding would have a material adverse affect on the financial condition of Forestal, the operation of Forestal, or the merger contemplated herein, or any material agreement or instrument by which Forestal is bound or would in any way contest the existence of Forestal.

5.05     No Material Adverse Change.
Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business or operations of Forestal, nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause of create any material adverse change in the financial condition, business, or operations of Forestal.

5.06     Senticore Fairness Opinion.
At Senticore's sole expense, Senticore shall have received an Opinion to the effect that the terms and conditions of the Merger are fair to the shareholders of Senticore from a financial point of view. Such Opinion shall be in a form and rendered by an entity acceptable to Forestal.

5.07     Completion of Due Diligence Investigation.
Senticore shall have completed its due diligence investigation of Forestal and its subsidiaries, and such investigation shall be satisfactory to Senticore in all material respects.

5.08     Issuance of Common and Preferred to Rohit Patel.
At the Closing, Rohit Patel shall have been issued 1,200,000 shares of restricted common stock and 7,500 shares of restricted Class A Convertible Preferred of Senticore for consulting services rendered in connection with the Merger.

5.09     Good Standing.
Senticore shall have received a certificate of good standing (or its local equivalent) from the appropriate authority, dated as of a date within five days prior to the Closing Date, certifying that Forestal is in good standing as a corporation in the country of Costa Rica.

5.10     Ownership Documentation.
Senticore shall have received documentation verifying that all right, title and interest vests in Forestal in and to the trade names, technology, software, intellectual property, manufacturing equipment, inventory and assets of Forestal, including that all right, title and interest in and to the 60,000 acre hardwood lumber plantation located in Costa Rica vests in Ston Forestal.

5.11     Other Items.
Senticore shall have received such further documents, certificates, or instruments relating to the transactions contemplated hereby as Senticore may reasonably request.


                                   ARTICLE VI
                                SPECIAL COVENANTS

6.01     Activities of Senticore and Forestal
(a) From and after the date of this Agreement until the Closing Date and except as set forth in the respective schedules to be delivered by Senticore and Forestal pursuant hereto or as permitted or contemplated by this Agreement, Senticore and Forestal will each:
(i) Carry on its business in substantially the same manner as it has heretofore;
(ii) Maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it;
(iii)Perform in all material respects all of its obligations under material contracts, leases, and instruments relating to or affecting its assets, properties, and business;
(iv) Use its best efforts to maintain and preserve its business organization intact, to retain its key employees, and to maintain its relationships with its material suppliers and customers;
(v) Duly and timely file for all taxable periods ending on or prior to the Closing Date all tax returns required to be filed by or on behalf of such entity or for which such entity may be held responsible and shall pay, or cause to pay, all taxes required to be shown as due and payable on such returns, as well as all installments of tax due and payable during the period commencing on the date of this Agreement and ending on the Closing Date; and
(vi) Fully comply with and perform in all material respects all obligations and duties imposed on it by all federal and state laws and all rules, regulations, and orders imposed by federal or state governmental authorities.

(b) From and after the date of this Agreement and except as provided herein until the Closing Date, Senticore and Forestal will each not:
(i)  Make any change in its Articles of Incorporation or Bylaws;
(ii) Enter into or amend any material contract, agreement, or other instrument of any of the types described in such party's schedules, except that a party may enter into or amend any contract, agreement, or other instrument in the ordinary course of business; and
(iii)Enter into any agreement for the sale of Forestal or Senticore securities without the prior written approval of the other party.

6.02     Access to Properties and Records.
Until the Closing Date, Forestal and Senticore will afford to the other party's officers and authorized representatives and attorneys full access to the properties, books, and records of the other party in order that each party may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of Forestal or Senticore and will furnish the other party with such additional financial and other information as to the business and properties of Forestal or Senticore as each party shall from time to time reasonably request.

6.03     Indemnification by Forestal and the Forestal Stockholders.
(a) Forestal will indemnify and hold harmless Senticore and its directors and officers, and each person, if any, who controls Senticore within the meaning of the Securities Act from and against any and all losses, claims, damages, expenses, liabilities, or other actions to which any of them may become subject under applicable law (including the Securities Act and the Securities Exchange Act) and will reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any claims or actions, whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities, or actions arise out of or are based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in any of the representations, covenants and warranties set forth herein; or (ii) the breach of any covenant or agreement set forth herein. The indemnity set forth herein shall survive the consummation of the transactions herein for a period of one year.

(b) The Forestal Stockholders will indemnify and hold harmless Senticore, Senticore's directors and officers, and the Senticore Shareholders from and against any and all losses, claims, damages, expenses, liabilities, or other actions to which any of them may become subject under applicable law (including the Securities Act and the Securities Exchange Act) and will reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any claims or actions, whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities, or actions arise out of or are based upon:
     (i) any untrue statement or alleged untrue statement of a material fact contained in any of the representations, covenants and warranties set forth herein; or (ii) the breach of any covenant or agreement set forth herein. The indemnity set forth herein shall survive the consummation of the transactions herein for a period of one year.

6.04     Indemnification by Senticore.
Senticore will indemnify and hold harmless Forestal, the Forestal Stockholders, Forestal's directors and officers, and each person, if any, who controls Forestal within the meaning of the Securities Act from and against any and all losses, claims, damages, expenses, liabilities, or actions to which any of them may become subject under applicable law (including the Securities Act and the Securities Exchange Act) and will reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any claims or actions, whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities, or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any application or statement filed with a governmental body or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing by Senticore expressly for use therein. The indemnity agreement contained in this Section 6.04 shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of Forestal and shall survive the consummation of the transactions contemplated by this Agreement for a period of one year.

6.05     The Merger and Issuance of Senticore Stock.
Senticore and Forestal understand and agree that the consummation of this Agreement, including the issuance of the Senticore common stock and Class A Convertible Preferred to the Forestal Stockholders as contemplated hereby, constitutes the offer and sale of securities under the Securities Act and applicable state statutes. Senticore and Forestal agree that such transactions shall be consummated in reliance on exemptions from the registration requirements of such statutes that depend, among other items, on the circumstances under which such securities are acquired.

(a) In order to provide documentation for reliance upon exemptions from the registration requirements for such transactions, the signing of this Agreement and the delivery of appropriate separate representations shall constitute the Parties acceptance of, and concurrence in, the following representations and warranties:
(i) The Senticore Shareholders acknowledge that neither the Securities and Exchange Commission nor the securities commission of any state or other federal agency has made any determination as to the merits of acquiring Senticore common stock or Class A Convertible Preferred, and that this transaction involves certain risks;
(ii) The Forestal Stockholders have received and read the Agreement and understand the risks related to the consummation of the transactions herein contemplated;
(iii)Forestal Stockholders have such knowledge and experience in business and financial matters that they are capable of evaluating Senticore's business;
(iv) The Forestal Stockholders have been provided with copies of all materials and information requested by them or their representatives, including any information requested to verify any information furnished (to the extent such information is available or can be obtained without unreasonable effort or expense), and the Parties have been provided the opportunity for direct communication regarding the transactions contemplated hereby;
(v) All information which the Forestal Stockholders have provided to Senticore or its representatives concerning their suitability and intent to hold shares in Senticore following the transactions contemplated hereby is complete, accurate, and correct;
(vi) The Forestal Stockholders understand that the Senticore common stock or Class A Convertible Preferred has not been registered, but is being acquired by reason of a specific exemption under the Securities Act as well as under certain state statutes for transactions not involving any public offering; and
(vii)The Forestal Stockholders acknowledge that the shares of Senticore common stock and Class A Convertible Preferred must be held and may not be sold, transferred, or otherwise disposed of for value unless they are subsequently registered under the Securities Act or an exemption from such registration is available. The certificates representing the shares shall bear the following restrictive legend:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND ARE "RESTRICTED SECURITIES" WITHIN THE MEANING OF RULE 144 PROMULGATED UNDER THE SECURITIES ACT. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD OR TRANSFERRED WITHOUT COMPLYING WITH RULE 144 IN THE ABSENCE OF AN EFFECTIVE REGISTRATION OR OTHER COMPLIANCE UNDER THE SECURITIES ACT.

(b) In connection with the transaction contemplated by this Agreement, Senticore shall file, with its counsel, such notices, applications, reports, or other instruments as may be deemed necessary or appropriate in an effort to document reliance on such exemptions, and the appropriate regulatory authority in the states where the Senticore shareholders reside unless an exemption requiring no filing is available in such jurisdictions, all to the extent and in the manner as may be deemed by such Parties to be appropriate.

(c) In order to more fully document reliance on the exemptions as provided herein, Senticore shall execute and deliver to Forestal, at or prior to the Closing, such further letters of representation, acknowledgment, suitability, or the like as the Forestal Stockholders and their respective counsel may request in connection with the transactions contemplated herein, including but not limited to reliance on exemptions from registration under applicable securities laws.

(d) (i)Senticore and its representatives acknowledge that neither the Securities and Exchange Commission nor the securities commission of any state or other federal agency has made any determination as to the merits of acquiring Forestal common stock and that this transaction involves certain risks;
(ii) The Forestal Stockholders have read this Agreement and understand the risks related to the consummation of the transactions herein contemplated;
(iii)The Forestal Stockholders and their representatives have such knowledge and experience in business and financial matters that they are capable of evaluating the merits of an investment in Senticore's common stock and Class A Convertible Preferred;
(iv) The Forestal Stockholders and their representatives have been provided with copies of all materials and information requested by them or their representatives, including any information requested to verify any information furnished (to the extent such information is available or can be obtained without unreasonable effort or expense), and the Parties have been provided the opportunity for direct communication regarding the transactions contemplated hereby;
(v) All information which the Forestal Stockholders have provided to Senticore concerning their suitability and the transactions contemplated hereby is complete, accurate, and correct; and
(vi) The Forestal Stockholders understand and acknowledge that the shares of Senticore to be acquired have not been registered under the Securities Act of 1933 and are being offered and sold in reliance exemptions from registration.

6.06     Senticore Liabilities.
Immediately prior to the Closing Date, Senticore shall have no assets and no liabilities.

6.07     Securities Filings.
Prior to the date of closing, Senticore shall be responsible for the preparation and filing of a Schedule 14C with the Securities and Exchange Commission and Senticore shall timely make all such filings as a result of the transactions contemplated in this Agreement.

6.08     Sales of Securities under Rule 144, If Applicable.
(a) Senticore will use its best efforts to at all times satisfy the current public information requirements of Rule 144 promulgated under the Securities Act.

(b) Upon being informed in writing by any person holding restricted stock of Senticore as of the date of this Agreement that such person intends to sell any shares under Rule 144 promulgated under the Securities Act (including any Rule adopted in substitution or replacement thereof), Senticore will certify in writing to such person that it is in compliance with the Rule 144 current public information requirement to enable such person to sell such person's restricted stock under Rule 144, and as may be applicable under the circumstances.

(c) If any certificate representing any such restricted stock is presented to Senticore's transfer agent for registration or transfer in connection with any sales theretofore made under Rule 144, provided such certificate is duly endorsed for transfer by the appropriate person(s) or accompanied by a separate stock power duly executed by the appropriate person(s) in each case with reasonable assurances that such endorsements are genuine and effective, and is accompanied by an opinion of counsel satisfactory to Senticore and its counsel that such transfer has complied with the requirements of Rule 144, as the case may be, Senticore will promptly instruct its transfer agent to allow such transfer and to issue one or more new certificates representing such shares to the transferee and, if appropriate under the provisions of Rule 144, as the case may be, free of any stop transfer order or restrictive legend.

(d) The shareholders of Senticore as of the date of this Agreement, as well as those receiving Senticore common stock and Class A Convertible Preferred pursuant to this Agreement, are intended third-party beneficiaries of this
     Section 6.08.

6.09     Senticore Capitalization.
For a period of eighteen months from the Closing Date, Senticore will not engage in any reverse split of its issued and outstanding common stock without the prior written approval of the holders of a majority in interest of the issued and outstanding Senticore Common Stock on the date of this Agreement.

                                  ARTICLE VII
                                  MISCELLANEOUS

7.01     Brokers.
No broker's or finder's fee will be paid in connection with the transaction contemplated by this Agreement.

7.02     No Representation Regarding Tax Treatment.
No representation or warranty is being made by any party to any other party regarding the treatment of this transaction for federal or state income taxation. Each party has relied exclusively on its own legal, accounting, and other tax adviser regarding the treatment of this transaction for federal and state income taxes and on no representation, warranty, or assurance from any other party or such other party's legal, accounting, or other adviser.

7.03     Governing Law.
This Agreement shall be governed by, enforced and construed under and in accordance with the laws of the State of Delaware without giving effect to principles of conflicts of law thereunder. All controversies, disputes or claims arising out of or relating to this Agreement shall be resolved by binding arbitration. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Each arbitrator shall possess such experience in, and knowledge of, the subject area of the controversy or claim so as to qualify as an "expert" with respect to such subject matter. The prevailing party shall be entitled to receive its reasonable attorney's fees and all costs relating to the arbitration. Any award rendered by arbitration shall be final and binding on the Parties, and judgment thereon may be entered in any court of competent jurisdiction.

7.04     Notices.
Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered, if sent by facsimile or telecopy transmission or other electronic communication confirmed by registered or certified mail, postage prepaid, or if sent by prepaid overnight courier addressed as follows:

If to Senticore, to:

2410 Hollywood Blvd.
Hollywood, Florida  33020
Attn:  Carl Gessner

If to Forestal, to:

  [TO COME]

or such other addresses as shall be furnished in writing by any party in the manner for giving notices, hereunder, and any such notice or communication shall be deemed to have been given as of the date so delivered or sent by facsimile or telecopy transmission or other electronic communication, or one day after the date so sent by overnight courier.

7.05     Attorney's Fees.
In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching party or parties shall reimburse the non-breaching party or parties for all costs, including reasonable attorneys' fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

7.06     Schedules; Knowledge.
Whenever, in any section of this Agreement, reference is made to information set forth in the schedules provided by Senticore or Forestal, such reference is to information specifically set forth in such schedules and clearly marked to identify the section of this Agreement to which the information relates. Whenever any representation is made to the "knowledge" of any party, it shall be deemed to be a representation that no officer or director of such party, after reasonable investigation, has any knowledge of such matters.

7.07     Entire Agreement.
This Agreement represents the entire agreement between the Parties relating to the subject matter hereof. All previous agreements between the Parties, whether written or oral, have been merged into this Agreement. This Agreement alone fully and completely expresses the agreement of the Parties relating to the subject matter hereof. There are no other courses of dealing, understandings, agreements, representations, or warranties, written or oral, except as set forth herein.

7.08     Survival, Termination.
The representations, warranties, and covenants of the respective Parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of one year from the Closing Date, unless otherwise provided herein.

7.09     Counterparts.
This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

7.10     Amendment or Waiver.
Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and such remedies may be enforced concurrently, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may be amended by a writing signed by all Parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance thereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.

    SENTICORE, INC.                    SMITH FORESTAL


By: /s/Carl Gessner                By: /s/William R. Smith
    ---------------                    -------------------
    Carl Gessner                       William R. Smith
    President                          President


FORESTAL STOCKHOLDERS:

WILLIAM RICHARD SMITH


/s/William Richard Smith
------------------------
(In His Individual Capacity)


ROMILYS ACEVEDO SMITH


/s/Romilys Acevedo Smith
------------------------
(In Her Individual Capacity)



                                    EXHIBIT A
                                    ---------


     Senticore, Inc. intends to amend its Certificate of Incorporation to authorized 20,000,000 shares of so-called "blank check" preferred stock, $.001 par value, and take Board of Director action authorizing the issuance at or about the Effective Time of the Merger of 15,000 shares of a new Class A Voting Convertible Preferred Stock having the preferences, limitations and relative rights set forth below:

(1)  Designation and Rank. The series of Preferred Stock shall be designated the
     ---------------------
     "Class A Voting Convertible Preferred Stock" ("Class A Convertible Preferred") and shall consist of 15,000 shares. The Class A Convertible Preferred and any other series of Preferred Stock authorized by the Board of Directors of this Corporation are hereinafter referred to as "Preferred Stock" or "Preferred." The Class A Convertible Preferred shall be senior to the common stock and all other shares of Preferred Stock that may be later authorized.

(2)  No Right to Dividend. The holders of the Class A Convertible Preferred
     --------------------
     shall not be entitled to receive any dividend.

(3)  Conversion into Common Stock.
     -----------------------------

     (a) Right to Convert. Each share of Class A Convertible Preferred shall be convertible, at the option of the holder thereof, at any time after one year from the date of issuance (the "Conversion Date") into two hundred (200) shares of fully paid and non-assessable shares of Common Stock (the "Conversion Ratio").

     (b) Mechanics of Conversion. Before any holder shall be entitled to convert, he shall surrender the certificate or certificates representing Class A Convertible Preferred to be converted, duly endorsed or accompanied by proper instruments of transfer, at the office of the Corporation or of any transfer agent, and shall give written notice to the Corporation at such office that he elects to convert the same. The Corporation shall, as soon as practicable thereafter, issue a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled. The Corporation shall, as soon as practicable after delivery of such certificates, or such agreement and indemnification in the case of a lost, stolen or destroyed certificate, issue and deliver to such holder of Class A Convertible Preferred a certificate or certificates for the number of shares of Common Stock to which such holder is entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Class A Convertible Preferred to be converted.

     (c)  Adjustments to Conversion Ratio.
          (1)Merger or Reorganization. In case of any consolidation or merger of the Corporation as a result of which holders of Common Stock become entitled to receive other stock or securities or property, or in case of any conveyance of all or substantially all of the assets of the Corporation to another corporation, the Corporation shall mail to each holder of Class A Convertible Preferred at least thirty (30) days prior to the consummation of such event a notice thereof, and each such holder shall have the option to either (i) convert such holder's shares of Class A Convertible Preferred into shares of Common Stock pursuant to this Section 3 and thereafter receive the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Class A Convertible Preferred would have been entitled upon such consolidation, merger or conveyance, or (ii) exercise such holder's rights pursuant to Section 4(a). Unless otherwise set forth by the Board of Directors, the Conversion Ratio shall not be affected by a stock dividend or subdivision (stock split) on the Common Stock of the Corporation, or a stock combination (reverse stock split) or stock consolidation by reclassification of the Common Stock. However, once the Class A Convertible Preferred has been converted to Common Stock, it shall be subject to all corporate actions that affect or modify the common stock.

     (d) No Impairment. The Corporation will not, by amendment of its Articles of Incorporation, this Certificate of Designation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Class A Convertible Preferred against impairment.

     (e) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Ratio of the Class A Convertible Preferred pursuant to this Section 3, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Class A Convertible Preferred a certificate setting forth such adjustment or readjustment and the calculation on which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Class A Convertible Preferred, furnish or cause to be furnished to such holder a like certificate setting forth
          (i) such adjustments and readjustments, (ii) the Conversion Ratio for the Class A Convertible Preferred at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Class A Convertible Preferred.

     (f) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters) or other distribution, the Corporation shall mail to each holder of Class A Convertible Preferred at least ten (10) days prior to the date specified herein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

     (g) Common Stock Reserved. The Corporation shall reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect conversion of the Class A Convertible Preferred.

(4)  Liquidation Preference.  (a) In the event of any liquidation, dissolution
     -----------------------
     or winding up of the Corporation, whether voluntary or involuntary (a "Liquidation"), the assets of the Corporation available for distribution to its stockholders shall be distributed as follows:

     (1) The holders of the Class A Convertible Preferred shall be entitled to receive, prior to the holders of the other series of Preferred Stock and prior and in preference to any distribution of the assets or surplus funds of the Corporation to the holders of any other shares of stock of the corporation by reason of their ownership of such stock, an amount equal to $1.00 per share with respect to each share of Class A Convertible Preferred.

     (2) If upon occurrence of a Liquidation the assets and funds thus distributed among the holders of the Class A Convertible Preferred shall be insufficient to permit the payment to such holders of the full preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Class A Convertible Preferred ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

     (3) After payment of the full amounts to the holders of Class A Convertible Preferred as set forth above in (1), any remaining assets of the Corporation shall be distributed pro rata to the holders of the Preferred Stock and Common Stock (in the case of the Preferred Stock, on an "as converted" basis into Common Stock).

     (b) If any of the assets of the Corporation are to be distributed other than in cash under this Section 4, then the board of directors of the Corporation shall promptly engage independent competent appraisers to determine the value of the assets to be distributed to the holders of Preferred Stock or Common Stock. The Corporation shall, upon receipt of such appraiser's valuation, give prompt written notice to each holder of shares of Preferred Stock or Common Stock of the appraiser's valuation.

(5)  Voting Rights. Except as otherwise required by law, the holders of Class A
     --------------
     Convertible Preferred shall be entitled to notice of any stockholders' meeting and to vote as a single class (and not together with the common stockholders as one combined class) to approve any merger, sale of assets, combination or reorganization involving the Corporation, or other fundamental corporate transaction involving the Corporation, with the holders of Class A Convertible Preferred having one vote per share of such stock owned. On all other matters, the Class A Convertible Preferred shall vote with the common stockholders as one combined class, with the holders of Class A Convertible Preferred having two hundred votes per share of such stock owned.

(6)  Covenants. (a) In addition to any other rights provided by law, the
     ----------
     Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of a majority of the outstanding shares of Class A Convertible Preferred, do any of the following:

     (1) Take any action which would either alter, change or affect the rights, preferences, privileges or restrictions of the Class A Convertible Preferred or increase the number of shares of such series authorized hereby or designate any other series of Preferred Stock;

     (2)  increase the size of any equity incentive plan(s) or arrangements;

     (3)  make fundamental changes to the business of the Corporation;

     (4) make any changes to the terms of the Class A Convertible Preferred or to the Corporation's Articles of Incorporation or Bylaws, including by designation of any stock;

     (5) create any new class of shares having preferences over or being on a parity with the Class A Convertible Preferred as to dividends or assets, unless the purpose of creation of such class is, and the proceeds to be derived from the sale and issuance thereof are to be used for, the retirement of all Class A Convertible Preferred then outstanding;

     (6)  accrue any indebtedness in excess of $20,000,000;

     (7)  make any change in the size or number of authorized directors;

     (8)  repurchase any of the Corporation's Common Stock;

     (9) sell, convey or otherwise dispose of, or create or incur any mortgage, lien, charge or encumbrance on or security interest in or pledge of, or sell and leaseback, all or substantially all of the property or business of the Corporation or more than 50% of the stock of the Corporation;

     (10) make any payment of dividends or other distributions or any redemption or repurchase of common stock or options or warrants to purchase common stock of the Corporation; or

     (11) make any sale of additional Preferred Stock.

(7)  Reissuance. No share or shares of Class A Convertible Preferred acquired by
     -----------
     the Corporation by reason of conversion or otherwise shall be reissued as Class A Convertible Preferred, and all such shares thereafter shall be returned to the status of undesignated and unissued shares of Class A Preferred Stock of the Corporation.

(8)  Directors. The holders of Class A Convertible Preferred and Common Stock
     ----------
     voting together as one combined class shall be entitled to elect the directors comprising the Board of Directors (and to fill any vacancies with respect thereto).


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